Exhibit 99.1

For release: August 8, 2025

Contact: Brian F. Kidd, SVP/CFO

Phone: (615) 890-2020

NHC Reports Second Quarter 2025 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues for the quarter ended June 30, 2025 totaled $374,910,000 compared to $300,658,000 for the quarter ended June 30, 2024, an increase of 24.7%. The increase in net operating revenues for the second quarter of 2025 compared to the second quarter of 2024 was due to an 9.6% increase in same-facility net operating revenues, as well as the August 1, 2024 acquisition of White Oak Management, Inc. (“White Oak”).

For the quarter ended June 30, 2025, the reported GAAP net income attributable to NHC was $23,722,000 compared to $26,844,000 for the same period in 2024. Excluding the unrealized gains and losses in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended June 30, 2025 was $25,710,000 compared to $15,612,000 for the same period in 2024, an increase of 64.7% (*). The GAAP diluted earnings per share were $1.52 and $1.73 for the quarters ending June 30, 2025 and 2024, respectively. Adjusted diluted earnings per share were $1.65 and $1.00 for the quarters ending June 30, 2025 and 2024, respectively (*).

(*) -          See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

As of August 1, 2025, NHC affiliates operate for themselves and third parties 80 skilled nursing facilities with 10,329 beds. NHC affiliates also operate 26 assisted living communities with 1,413 units, nine independent living communities with 777 units, three behavioral health hospitals, 34 homecare agencies, and 33 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q, and 10-K. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2025	2024	2025	2024
	(unaudited)		(unaudited)
Revenues:
Net patient revenues	$363,349	$279,918	$724,956	$565,741
Other revenues	11,561	11,295	23,651	22,648
Government stimulus income	-	9,445	-	9,445
Net operating revenues and grant income	374,910	300,658	748,607	597,834

Costs and expenses:
Salaries, wages and benefits	226,534	180,076	454,664	363,214
Other operating	91,943	78,154	184,400	155,583
Facility rent	11,328	10,570	22,693	20,918
Depreciation and amortization	11,015	9,338	21,993	19,924
Total costs and expenses	340,820	278,138	683,750	559,639

Income from operations	34,090	22,520	64,857	38,195

Non-operating income	5,132	4,956	9,211	10,641
Interest expense	(1,993)	-	(4,099)	(46)
Unrealized gains/(losses) on marketable equity securities	(5,061)	9,124	5,921	23,523

Income before income taxes	32,168	36,600	75,890	72,313
Income tax provision	(8,055)	(9,494)	(19,487)	(18,956)
Net income	24,113	27,106	56,403	53,357

Net income attributable to noncontrolling interest	(391)	(262)	(476)	(300)

Net income attributable to National HealthCare Corporation	$23,722	$26,844	$55,927	$53,057

Net income per common share
Basic	$1.53	$1.74	$3.62	$3.45
Diluted	$1.52	$1.73	$3.59	$3.42

Weighted average common shares outstanding
Basic	15,462,135	15,391,535	15,450,286	15,371,150
Diluted	15,599,638	15,555,612	15,587,783	15,530,624

Dividends declared per common share	$0.64	$0.61	$1.25	$1.20

Balance Sheet Data	June 30	December 31
(in thousands)	2025	2024
	(unaudited)

Cash, cash equivalents and marketable securities	$257,628	$216,185
Restricted cash, cash equivalents and marketable securities	169,340	163,795
Current assets	463,227	424,408
Property and equipment, net	676,619	684,289
Total assets	1,562,220	1,524,429
Current liabilities, excluding current long-term debt	261,245	227,297
Current and long-term debt	110,000	137,000
NHC stockholders' equity	1,021,905	980,161

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Selected Operating Statistics

	Three Months Ended		Six Months Ended
	June 30		June 30
	2025	2024	2025		2024
	(unaudited)		(unaudited)
Skilled Nursing Per Diems:
Medicare	$614.85	$577.71	$613.47		$579.81
Managed Care	486.17	447.96	489.30		459.48
Medicaid	286.43	264.49	284.07		264.88
Private Pay and Other	341.34	312.91	339.24		310.31

Average Skilled Nursing Per Diem	$361.42	$338.86	$360.78	(1)	$341.21	(1)

Skilled Nursing Patient Days:
Medicare	83,615	74,602	169,869		155,758
Managed Care	83,015	62,957	166,661		128,388
Medicaid	368,687	279,504	732,329		561,325
Private Pay and Other	194,202	150,234	378,796		307,677

Total Skilled Nursing Patient Days	729,519	567,297	1,447,655	(1)	1,153,148	(1)

(1) NHC exited three skilled nursing facilities in Missouri on March 1, 2024. For the six months ended June 30, 2024, the exited Missouri skilled nursing facilities had an average skilled nursing per diem of $275.64 and 20,267 patient days.

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30		June 30
	2025	2024	2025	2024
	(unaudited)		(unaudited)

Net income attributable to National Healthcare Corporation	$23,722	$26,844	$55,927	$53,057
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	5,061	(9,124)	(5,921)	(23,523)
Operating losses for newly-opened operations not at full capacity	-	20	-	20
Gain on sale of property and equipment	(3,606)	-	(3,606)	-
Gain on sale of unconsolidated company	-	-	-	(1,024)
Stock-based compensation expense	1,232	1,176	2,260	1,969
Acquisition-related expenses	-	2,194	-	2,194
Employee retention credit	-	(9,445)	-	(9,445)
Income tax provision/(benefit) on non-GAAP adjustments	(699)	3,947	1,889	7,750
Non-GAAP Net income	$25,710	$15,612	$50,549	$30,998

GAAP diluted earnings per share	$1.52	$1.73	$3.59	$3.42
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	0.32	(0.59)	(0.38)	(1.51)
Gain on sale of property and equipment	(0.23)	-	(0.23)	-
Gain on sale of unconsolidated company	-	-	-	(0.07)
Stock-based compensation expense	0.08	0.08	0.14	0.13
Acquisition-related expenses	-	0.14	-	0.14
Employee retention credit	-	(0.61)	-	(0.61)
Income tax provision/(benefit) on non-GAAP adjustments	(0.04)	0.25	0.12	0.50
Non-GAAP diluted earnings per share	$1.65	$1.00	$3.24	$2.00

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